EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration Statement) of Empire Petroleum Corporation of our report dated July 30, 2021, relating to the Statements of Revenues and Direct Operating Expenses of the Oil and Natural Gas Properties Acquired by Empire Petroleum Corporation on May 14, 2021 from XTO Holdings, LLC for the years ended December 31, 2020 and 2019 (the “Revenues and Direct Operating Expense Statements”), which report appears in the Forms 8-K/A of Empire Petroleum Corporation filed on July 30, 2021 and August 23, 2021, which are themselves incorporated by reference in this Registration Statement.

/s/ Moss Adams LLP

Dallas, Texas

November 24, 2021